Exhibit 99.3

Operator

Thank you for standing by. Welcome to CarLotz’s Third Quarter 2020 earnings call. Listeners are in a listen-only mode, and there will not be a Q&A session following the prepared remarks.

All information discussed is available on the SEC website. The press release issued this morning and related SEC documents can also be found on Acamar Partners Acquisition Corp. website and at CarLotz.com. If you have any questions regarding this call, please contact: carlotzir@icrinc.com

Also, statements we make during this call that are not statements of historical facts constitute forward-looking statements that are subject to risks, uncertainties and other factors that could cause our actual results to differ from historical results and/or from our forecast, including those set forth in Acamar Partners’ Form 8-K filed today and the exhibits thereto. For more information, please refer to the risks, uncertainties and other factors discussed in Acamar Partners’ SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements we make wherever they appear. You should carefully consider the risks, uncertainties and other factors discussed in Acamar Partners’ SEC filings. Do not place undue reliance on forward-looking statements, which we assume no responsibility for updating.

In addition to the CarLotz’ GAAP results, management will also provide certain results on a non-GAAP basis. Please refer to Acamar Partners’ Form 8-K filed today and the exhibits thereto for a detailed reconciliation of GAAP and non-GAAP results.

Hosting today’s call is Michael Bor, Co-Founder and Chief Executive Officer of CarLotz. I will now turn the call over to Michael.

Michael Bor, Co-Founder and Chief Executive Officer

Thank you, Operator. Good morning everyone.

Today we released financial results for the third quarter and year-to-date period through September 30th 2020 as well as guidance for our fourth quarter and the full year 2020. We have also posted presentation materials that provide further details to the release and I encourage you to download and review that document along with these remarks. Starting on page 2, with respect to the numbers, I am thrilled with our third quarter results highlighted by record revenue, gross profit, gross profit per unit, contribution margin and contribution margin per unit. We are also raising our previously communicated outlook for fourth quarter revenue and gross profit, and reiterating our financial projections for 2021 and out to 2023. Our inventory sourcing relationships are stronger than ever, and we have made significant strides operationally to increase our confidence in our plans to roll out our national hub-based growth strategy and execute on our ambitious long-term plans. With several new hub locations at the lease and LOI stage and significant enhancements to our already experienced team that we’ll discuss shortly, we are set up for a fantastic kick-off to 2021. With the refiling of Acamar Partners’ S4 today, we look forward to completing our contemplated merger as planned in early Q1.

Turning now to a review of our third quarter 2020 results on page 3 of the presentation. Along with record and better than expected revenue, we generated significant operating leverage in the model during the quarter. And all of the growth that we have driven this year is “same-hub” growth as we did not add new hubs this year.

Net revenues increased 12% to $29.8 million, exceeding our expectation. This growth was driven by double-digit growth in the retail and financing revenues. Retail revenue growth was driven by increased average selling prices primarily from a shift in vehicle mix to slightly higher-end vehicles from some new accounts that we have added over the last twelve months, as well as continued growth of F&I penetration and dollars.

Turning to gross profit: Gross profit dollars increased 56% year over year to 3.6 million dollars, which was a record level for the company. Revenue increase 12% driven by increased F&I penetration along with increased buyer and seller economics and improved wholesale performance, all of which drove gross profit per unit higher by 71% to $2,181. We also achieved record contribution margin per unit of $1,883 versus $655 in the third quarter of 2019, representing 188% growth, primarily attributed to higher GPU and lower CAC due to the maturing of our hubs.

On GPU – while we achieved record levels and 71% year over year growth, GPU was below our expectation due largely to an important strategic initiative around inventory which I will explain in a minute.

Importantly, our customer acquisition cost declined by over 50% as we are becoming more efficient with our marketing efforts and our customer acquisition costs remain some of the lowest amongst our peers.

These were record results for CarLotz representing tremendous growth and I’m very proud of our team that made this happen. We have the best team in the industry from those in the hubs working on vehicles, working with guests, consulting with our clients, to those ensuring the business runs smoothly at our corporate office and it’s a testament to their focus and perseverance that we’ve been able to drive these results in a year tainted by this horrible pandemic that has so affected this country.

I’ll now circle back to a key strategic initiative that we undertook more than half way through the third quarter and that will continue through Q4 and into next year. As you can see on page 4 of our presentation, 2020 has been a very unusual year with Covid-19 which resulted in historic lows in inventory towards the end of Q3. As we mentioned before, we have several levers that we can pull in this business to scale up rapidly, and we took two key actions contributing to a significant rebound in inventory to record levels.

The smaller contributor to the surge in inventory was the decision to begin buying inventory selectively, which accounted for approximately 400 units, both competitively at auction and from some of our commercial accounts, to maintain a minimum supply. It was the right decision for our business in Q3 and we have since returned this sourcing channel to more normalized levels.

In relation to the second action, this year we developed an important new relationship with a rapidly growing strategic national account that will help us grow as we expand our hubs. In late Q3, we also saw the opportunity to enhance our relationship with this strategic sourcing partner and intake significant quantities of inventory, which made up the majority of the additional surge of inflow. We saw many advantages to this approach:

1.	First, It is an important step toward preparing for our national rollout next year.
2.	Second, It secured our near-term visibility on inventory while driving sales, units and gross profit which started in the third quarter, and will continue in the fourth quarter.
3.	Third, it proved to this new account that our model can handle the volume which will continue to drive our results in 2021 and beyond.
4.	And lastly, a unique element of this collaboration is a profit-sharing program that shares the risk and reward of the value we provide, “the lift,” versus our traditional flat fee consignment approach that most of our accounts choose. We’ve seen this program provide unit economics that in Q2 and Q3 were comparable to our fee-based arrangements while being able to deliver significant growth to our business. This profit sharing arrangement does have the potential to apply pressure to our GPU if the vehicles take longer to sell, if we invest more in reconditioning, and/or if we ship them in from farther away. In Q4, we have experienced this pressure on GPU as a result of these constraints. We believe these constraints will alleviate as we open new hubs closer to where this account holds the inventory, thus improving hub throughput and cycle time as well as reducing transportation distance and cost.

We do anticipate continuing to grow this strategic partnership alongside scaling all of our other fee-based commercial sourcing accounts and it is an exciting development as we head into 2021.

The result of this inventory surge was confirmation that we can source enough inventory to supply our hub growth in 2021. This is an important point that I want to underline and it’s highlighted on page 5 of the presentation. From September through November, we sourced on average almost 1,500 vehicles per month, which on a run rate basis is over 90% of the total inventory we need to source in 2021 excluding the initial inventory with which we seed the new hubs. We have now demonstrated that the inventory to feed our 2021 growth model is available.

However, the rapid increase in inventory has put operational & financial strain on the system:

(1)	One, we are seeing higher than normal shipping and reconditioning costs, as we sourced vehicles from further afield than normal, and pushed our reconditioning capacity to its limit both in terms of number and range of vehicles we took in. This strain will clearly alleviate as we open new hubs, and hubs closer to where the inventory is.
(2)	Two, it’s just harder to process all of those cars in fewer locations in such a short period of time with less staff than we would normally have for that level of volume, which ultimately impacts speed of reconditioning and speed to market and sale.
(3)	And three, our mix of business in Q4 includes the tail end of the Q3 inventory surge, which due to its characteristics, drives GPU lower the longer it takes to sell.

Which brings us to looking now at the fourth quarter outlook on page 6 of the presentation: the strong third quarter momentum is continuing, and we see similar financial results for Q4 including being ahead of the original plan and hitting records for:

•	Retail units sold
•	Total revenue
•	gross profit
•	And contribution margin

Given the level of inventory and momentum that we now have, our revenue and gross profit both in terms of dollars and growth rates are expected to nicely exceed that of the third quarter and our expectations. GPU will see increased pressure in Q4 for the reasons explained earlier, but despite those pressures, we are still delivering 30-35% growth in GPU over last year.

Total gross profit and total contribution margin, which given our asset light model we view as more important metrics, are on track to exceed expectations and post new records for us. In fact, page 7 highlights that our metrics continue to compare favorably to our auto tech disrupting peers and we’re frankly thrilled at the momentum we are seeing across the sector as consumers continue to gain comfort transacting with a new kind of auto dealership. You’ll see on page 8 that, while Covid definitely had a meaningful impact on the business early in the year, we were fortunate to snap back and then continue to build momentum as we launch our ambitious growth plan into 2021.

On page 9, with respect to 2021, we couldn’t be more excited to embark on our national expansion. With our hub growth plan under way, the team enhanced with significant new experienced professionals, the inventory coming in fast, and our back office and tech transformations under way, we’ve never been more confident in our ability to drive to our stated goals for the coming year and beyond.

As you can see on slide 10, with a mixture of new leases and LOI’s signed on a number of new locations already, we’re gearing up for a lot of activity in Q1 and Q2 that should put us in a great position to have three to four new hubs open each quarter. The new locations are in fantastic markets that will not only open up our business model to significantly more units but also work to decrease the shipping costs of the vehicles that are already being assigned to our hubs thereby adding value to our clients.

Additionally, as you can see on page 11, we are very excited about the recent joining of Michael Chapman, our new CMO formerly at The Martin Agency, Becca Polak, our new GC and CCO and a person highly regarded in the industry with years of experience at KAR Global and TradeRev, and Tom Stoltz, our new CFO with decades of experience in retail and in our industry. We have also made strategic senior hires in real estate, marketing, FP&A, growth and development, processing center operations, and in our new hubs, and we now have a team that is very excited and ready to execute on our expansion plan.

We also are thrilled at the experienced and diverse group of accomplished professionals highlighted on page 12, all of whom qualify as independent directors, that have agreed to join our board and help guide us into the future. We expect a high level of engagement with our board, and I’m excited for the capabilities and ideas they bring to our company.

Page 13 further highlights our exciting investment opportunity. In terms of timing, we refiled our S4 today and expect it to be effective in the next several days. This puts us in a position to close this deal in early Q1 and transition from trading as ACAM to trading as LOTZ.

In closing, it’s never been a better time to be a part of the CarLotz team. With record revenues, gross profit, and contribution margin running through the system, enhanced capacity underway to grow, a seasoned team guiding the ship and clients excited to work with us, we are thrilled about pushing hard into 2021.

We invite you to read the investor presentation filed with the SEC and available at AcamarPartners.com and CarLotz.com.

Thank you for your time and attention today. If you have any questions regarding the presentation, please contact CarLotzIR@ICRinc.com.